Exhibit 10.7

Execution Version

Dated 11 February, 2010

CONSTAR FOREIGN HOLDINGS, INC.

(the Company)

– and –

GENERAL ELECTRIC CAPITAL CORPORATION

(the Agent)

CHARGE OVER SHARES

REF: HJW/JQ/MD/39521-33190

TABLE OF CONTENTS

1.	INTERPRETATION	1
2.	COVENANT TO PAY	4
3.	CHARGE	4
4.	COVENANT TO DEPOSIT AND FURTHER ASSURANCES	4
5.	REPRESENTATIONS AND WARRANTIES	6
6.	COVENANTS	6
7.	COMPANY’S RIGHTS BEFORE ENFORCEMENT	7
8.	ENFORCEMENT	8
9.	DEALINGS WITH CHARGED PROPERTY ON ENFORCEMENT	8
10.	APPLICATION OF MONEYS	9
11.	GENERAL RIGHTS OF AGENT	10
12.	LIABILITY OF AGENT, DELEGATES AND NOMINEES	10
13.	PROTECTION OF THIRD PARTIES	12
14.	CONTINUING SECURITY	13
15.	OTHER SECURITY	13
16.	CHARGES NOT TO BE AFFECTED	13
17.	RELEASE OF CHARGED PROPERTY	14
18.	POWER OF ATTORNEY	14
19.	CURRENCY INDEMNITY	15
20.	CERTIFICATE TO BE CONCLUSIVE EVIDENCE	15
21.	STAMP DUTY	15
22.	CONSENTS, VARIATIONS, WAIVERS AND RIGHTS	16
23.	PARTIAL INVALIDITY	16
24.	COUNTERPARTS	16
25.	THIRD PARTIES	16
26.	LANGUAGE	16
27.	DETERMINATIONS AND DISCRETIONS	16
28.	ASSIGNMENT	17
29.	NOTICES	17
30.	TRUST	17
31.	AGENT FOR SERVICE	17
32.	GOVERNING LAW AND JURISDICTION	18
SCHEDULE 1		19
SCHEDULE 2		20

i

THIS CHARGE OVER SHARES dated 11 February, 2010 is made as a Deed

BETWEEN

(1)	CONSTAR FOREIGN HOLDINGS, INC., a Delaware corporation whose principal place of business is at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A. (the “Company”); and

(2)	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Agent”, which expression includes its successors in title and assigns) acting in its capacity as security trustee for itself and the other Secured Parties (as defined below).

WHEREAS

(A)	The Company has agreed to execute and deliver this Charge over Shares as security for its obligations to the Agent or and the other Secured Parties under the Guaranty and Security Agreement, subject to and in accordance with the terms and conditions of this Deed.

(B)	The Company’s Board of Directors has concluded after due consideration of all relevant circumstances that entering into this Deed is in the best interests of the Company and is likely to promote the success of the Company for the benefit of all its members.

(C)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	Unless otherwise defined herein (or in the Recitals hereto) words and expressions defined in the Credit Agreement shall, in the absence of express indication to the contrary and save where the context or subject matter otherwise requires, have the same meanings when used in this Deed (or in the Recitals hereto).

1.2	Definitions

In this Deed:

“Charged Property” means the Original Shares, any Further Shares and any Related Assets.

“Charges” means all or any of the Security created, or which may at any time be created, by or pursuant to this Deed.

“Credit Agreement” means the credit agreement dated on or around the date of this Deed between Constar, Inc. (as Borrower), Constar International U.K. Limited and the other Credit Parties signatory thereto (as Credit Parties), the Lenders, and the Agent.

“Delegate” means a delegate or sub-delegate.

“Disputes” any disputes which may arise out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it).

“Dissolution” of a person includes the bankruptcy, liquidation, amalgamation, reconstruction, reorganisation, administration, administrative or other receivership, or dissolution of that person, and any equivalent or analogous proceeding by whatever name known and in whatever jurisdiction, and any step taken (including, but without limitation, the presentation of a petition or the passing of a resolution) for or with a view to any of the foregoing.

“Dividends” means all dividends, interest and other income paid or payable in respect of the Original Shares, any Further Shares or any Related Assets.

“Further Shares” means all Shares (other than the Original Shares and any Shares comprised in any Related Assets) which the Company and the Agent may at any time agree shall be subject to the Charges.

“Guaranty and Security Agreement” means the guaranty and security agreement dated on or about the date of this Deed and made between, among others, the Borrower, the Company and the Agent, as the same may be amended, restated and/or modified from time to time.

“LPA” means the Law of Property Act 1925.

“Original Shares” means the Shares listed in Schedule 1 constituting 100% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of each Subsidiary.

“Proceedings” means any proceeding, suit or action arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it).

“Receiver” a receiver appointed under this Deed or pursuant to any applicable law, and includes more than one such receiver and any substituted receiver but not an administrative receiver as defined in Section 251 of the Insolvency Act.

“Related Assets” means all Shares, Dividends, rights or other property or monies which accrue or are offered, issued or paid at any time (by way of bonus, rights, redemption, conversion, exchange, substitution, consolidation, subdivision, preference, warrant, option, purchase or otherwise) in respect of:

(a)	the Original Shares; or

(b)	any Further Shares.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the statutory time-barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void, defences of set-off or counterclaim, steps necessary to perfect a security interest where such steps are not required to be performed under the terms of any of the Collateral Documents until a future date, rules against penalties and similar principles of law in other jurisdictions relevant in the context of the Loan Documents and/or the Collateral Documents;

“Rights” means any and all rights, benefits, powers, privileges, authorities, discretions and remedies (in each case, of any nature whatsoever).

“Secured Obligations” means all moneys and liabilities (present and future, actual or contingent) now or hereafter due, owing, incurred or payable or expressed to be due, owing, incurred or payable by the Company to the Agent or the other Secured Parties under, pursuant to or in connection with the Guaranty and Security Agreement.

“Secured Party” means the Agent, each Lender (including, for the avoidance of doubt, the Swingline Lender), each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider, and “Secured Parties” shall be construed accordingly.

“Security” includes any mortgage, fixed or floating charge, encumbrance, lien, pledge, hypothecation, assignment by way of security, or title retention arrangement (other than in respect of goods purchased in the ordinary course of trading), and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any “holdback” or “flawed asset” arrangement).

“Shares” means stocks, shares and other equity securities of any kind.

“Subsidiary” means the company set out in Schedule 1.

“Tax” includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, and any interest or penalty in respect thereof.

1.3	Interpretation

(a)	In this Deed, unless otherwise specified:

(i)	references to clauses and Schedules are to clauses of and Schedules to this Deed;

(ii)	headings to clauses are for convenience only and are to be ignored in construing this Deed;

(iii)	references to a “person” are to be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority, or any joint venture, association or partnership (whether or not having separate legal personality);

(iv)	references to a “company” are to be construed so as to include any company, limited liability company, corporation or other body corporate, wherever and however incorporated or established; and

(v)	references to any statute or statutory provision include that statute or provision as it may have been, or may from time to time be, amended, modified, re-enacted, or replaced and include references to all by-laws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom.

(b)	Except to the extent that the context otherwise requires, any reference in this Deed to “this Deed” or any other deed, agreement or instrument is a reference to this Deed or, as the case may be, the relevant deed, agreement or instrument as may be amended, restated, supplemented, replaced or otherwise modified from time to time and includes any document which amends, restates, supplements, replaces, or otherwise modifies or is entered into, made or given pursuant to or in accordance with any of the terms of this Deed or, as the case may be, the relevant deed, agreement or instrument.

2.	COVENANT TO PAY

The Company covenants with the Agent duly and punctually to pay or discharge all Secured Obligations which may from time to time be or become due, owing, incurred or payable by the Company (whether as principal or surety and whether or not jointly with another) to or to the order of the Agent or the other Secured Parties under, pursuant to or in connection with the Guaranty and Security Agreement at the times when, and in the currency or currencies and in the manner in which, they are expressed to be due, owing, incurred or payable therein.

3.	CHARGE

3.1	First Fixed Charge

The Company, as continuing security for the payment and discharge of all Secured Obligations, charges and agrees to charge all its Rights, title and interest in and to the Charged Property with full title guarantee and by way of first fixed charge in favour of the Agent for the benefit of itself and the other Secured Parties.

4.	COVENANT TO DEPOSIT AND FURTHER ASSURANCES

4.1	Original Shares and Further Shares

The Company shall:

(a)	immediately after the date of execution of this Deed in the case of Original Shares; or

(b)	within thirty days of each occasion on which the Agent and the Company agree that any Shares shall become Further Shares,

deposit with the Agent:

(i)	all share certificates, documents of title and other documentary evidence of ownership in relation to such Shares; and

(ii)	stock transfer forms (or such other instruments of transfer as may be required from time to time by the directors of each relevant Subsidiary) in respect of such Shares duly executed by the Company or (if appropriate) its nominee in whose name such shares are registered, with the name of the transferee left blank and the transfer form left unregistered and undated.

4.2	Special Resolution

The Company shall, immediately upon the execution of this Deed, procure that a special resolution of each Subsidiary is passed in the form specified in Schedule 2. From and after the date hereof, the Company covenants that it shall not permit the Articles of Association of any Subsidiary to be amended or modified in any way that would be adverse to the interests of the Agent or the Lenders or adversely affect the Charges created pursuant to this Deed.

4.3	Related Assets

The Company shall, promptly upon (and in any event within thirty days of) the accrual, offer, issue or payment of any Related Assets, deliver or pay to the Agent or procure the delivery or payment to the Agent of:

(a)	all such Related Assets and/or the share certificates, renounceable certificates, letters of allotment, documents of title and other documentary evidence of ownership in relation to them; and

(b)	stock transfer forms (or such other instruments of transfer as may be required from time to time by the directors of each relevant Subsidiary) in respect of any Shares comprised in such Related Assets duly executed by the Company or (if appropriate) its nominee in whose name such shares are registered with the name of the transferee left blank and the transfer form left undated and unregistered.

4.4	Further Assurances

In addition to and without prejudice to anything else contained in this Deed, the Company shall, at its own cost, promptly execute and do all such deeds, instruments, transfers, renunciations, proxies, notices, documents, assurances, acts and things in such form as the Agent may from time to time deem reasonably necessary or desirable:

(a)	for perfecting, preserving or protecting the Charges or the respective priorities of the Charges; and

(b)	for facilitating the realisation of the Charges or for enforcing the same or exercising any of the Agent’s Rights hereunder.

5.	REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent on the date of this Deed that:

(a)	it is the sole direct, unfettered legal and beneficial owner of the Charged Property except at any time when the Charged Property has been registered in the name of the Agent (or the Agent’s nominee) pursuant to this Deed;

(b)	no Security (other than Security granted under the Collateral Documents or Permitted Liens) exists on, over or with respect to any of the Charged Property;

(c)	it has not sold, transferred, lent, assigned, parted with its interest in, disposed of, granted any option in respect of or otherwise dealt with any of its Rights, title and interest in and to the Charged Property, or agreed to do any of the foregoing (other than pursuant to this Deed or the Credit Agreement);

(d)	the Original Shares represent 100% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of the Subsidiary;

(e)	the Original Shares, any Further Shares and any Shares comprised in any Related Assets are fully paid and there are no moneys or liabilities outstanding in respect of any of the Charged Property;

(f)	the Original Shares, any Further Shares and any Shares comprised in any Related Assets have been duly authorised and validly issued and are free from any restrictions on transfer;

(g)	the obligations of the Company under this Deed and (subject to all necessary registrations thereof being made) the Charges are and will be until fully discharged, valid, legal, binding and enforceable and, in the case of the Charges, have and will have the effect and the priority and ranking which they are expressed to have, subject to the Reservations;

(h)	it has not nominated any person or persons as entitled to enjoy or exercise all or any of the Company’s rights as a member in relation to the Subsidiary pursuant to Section 145 of the Companies Act 2006 or otherwise; and

(i)	it has not registered one or more “establishments” (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies.

6.	COVENANTS

The Company shall (except as provided in the Credit Agreement or with the prior written consent of the Agent):

(a)	not create, attempt to create or permit to subsist any Security (other than the Charges and any Permitted Liens) on, over or with respect to any of the Charged Property or the right to receive or be paid the same or agree to do so;

(b)	not sell, transfer, lend, assign, part with its interest in, dispose of, grant any option in respect of or otherwise deal with any of its Rights, title and interest in and to the Charged Property, or agree to do any of the foregoing (otherwise than pursuant to the terms of this Deed)

(c)	not take or omit to take any action which act or omission whereby the rights attaching to the Charged Assets are altered or diluted;

(d)	not nominate any person or persons as entitled to enjoy or exercise all or any of the Company’s rights as a member in relation to the Subsidiary pursuant to Section 145 of the Companies Act 2006 or otherwise;

(e)	ensure that there are no moneys or liabilities outstanding in respect of any of the Charged Property;

(f)	ensure that the Original Shares, any Further Shares and any Shares comprised in any Related Assets are free from any restriction on transfer;

(g)	take all action within its power to procure, maintain in effect and comply with all the terms and conditions of all approvals, authorisations, consents and registrations necessary or appropriate for anything provided for on its part in this Deed;

(h)	ensure that the Charges will (subject to the Reservations) at all times be a legally valid and binding first charge over the Charged Property; and

(i)	promptly deliver to the Agent all such information concerning the Charged Property as the Agent may reasonably request from time to time.

7.	COMPANY’S RIGHTS BEFORE ENFORCEMENT

Until the Charges shall become enforceable, the Company shall be entitled to:

(a)	receive and retain free from the Charges any Dividends paid to it provided that, in respect of the Shares of each Subsidiary comprised in the Charged Property, any dividends paid in stock relating to such Shares and any payment made to redeem or repurchase such Shares shall be Related Assets subject to the Charges; and

(b)	exercise and control the exercise of all voting and other Rights relating to the Charged Property provided that (except as permitted under the Credit Agreement) the Company shall not exercise and control the exercise of voting and other Rights in a manner prejudicial to the interests of the Agent under this Deed and in particular, the Company shall not exercise or vary any Rights (including without limitation voting rights) if the exercise of such Rights would result in the Original Shares, any Further Shares and any Shares comprised in any Related Assets representing less than 100% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of each Subsidiary or (in the opinion of the Agent) result in a material reduction of the value of the Charged Property or otherwise materially prejudice the ability of the Agent to realise the Security created by this Deed.

8.	ENFORCEMENT

8.1	Charges shall become Enforceable

The Charges shall become enforceable, and the powers conferred by section 101 of the LPA as varied and extended by this Deed shall be exercisable, upon and at any time after the occurrence and during the continuation of an Event of Default.

8.2	Section 101 LPA

The powers conferred by section 101 of the LPA, as varied and extended by this Deed, shall be deemed to have arisen immediately on the execution of this Deed.

8.3	Sections 93 and 103 LPA

Sections 93 and 103 of the LPA shall not apply to this Deed.

9.	DEALINGS WITH CHARGED PROPERTY ON ENFORCEMENT

9.1	Rights of Agent

At any time after the Charges have become enforceable, the Agent shall have the right, without any notice to or consent of the Company:

(a)	Possession

to take possession of and to collect the Charged Property, and in particular to take any steps necessary to vest all or any of the Charged Property in the name of the Agent or its nominee or Delegate (including completing any transfers of any Shares comprised in the Charged Property) and to receive and retain any Dividends;

(b)	Sell

to sell, exchange, convert into money or otherwise dispose of or realise the Charged Property (whether by public offer or private contract) to any person and for such consideration (whether comprising cash, debentures or other obligations, Shares or other valuable consideration of any kind) and on such terms (whether payable or deliverable in a lump sum or by instalments) as it may (in its absolute discretion) think fit, and for this purpose to complete any transfers of the Charged Property;

(c)	Voting Rights

for the purpose of preserving the value of the Charges or realising the same, to exercise or direct the exercise of all voting and other Rights relating to the Charged Property in such manner as it may think fit;

(d)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands relating in any way to the Charged Property;

(e)	Legal actions

to bring, prosecute, enforce, defend or abandon actions, suits and Proceedings in relation to the Charged Property; and

(f)	Other Rights

to do all such other acts and things it may (in its absolute discretion) consider necessary, desirable or expedient for the realisation of the Charged Property or incidental to the exercise of any of the Rights conferred on it under or in connection with this Deed or the LPA and to concur in the doing of anything which it has the right to do and to do any such thing jointly with any other person.

9.2	Obligations of Company

After the Charges have become enforceable:

(a)	all Dividends shall be paid to and retained by the Agent, and any such moneys which may be received by the Company shall, pending such payment, be segregated from any other property of the Company and held in trust for the Agent; and

(b)	the Company shall procure that all voting and other Rights relating to the Charged Property are exercised in accordance with such instructions (if any) as may from time to time be given to the Company by the Agent, and the Company shall deliver to the Agent such forms of proxy or other appropriate forms of authorisation to enable the Agent to exercise such voting and other Rights.

10.	APPLICATION OF MONEYS

All moneys realised, received or recovered by the Agent shall (subject to the discharge of any liabilities having by applicable law preference or priority to the payments mentioned below, and without prejudice to the Agent’s right to recover any shortfall from the Company) be applied in or towards, in the following order:

(a)	payment of all reasonable costs and expenses incurred by the Agent (in its capacity as such hereunder or under any other Loan Document) in connection with the collection or sale of the Charged Property or otherwise in connection with this Deed or any of the Collateral Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel;

(b)	to the payment of the Secured Obligations (all amounts allocated to the Secured Obligations pursuant to this Clause 10(b) shall be applied by the Agent in accordance with Section 1.10 (Payments by the Borrower) of the Credit Agreement); and

(c)	the payment of any surplus to the Company, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

11.	GENERAL RIGHTS OF AGENT

11.1	Redemption of Security

The Agent may at any time after the Charges have become enforceable redeem any Security over the Charged Property having priority to the Charges or procure the transfer thereof to the Agent and may settle the accounts of encumbrances. Any accounts so settled shall be conclusive and binding on the Company. The Company shall on demand pay to the Agent all principal moneys, interest, costs, charges, losses, liabilities and expenses of and incidental to any such redemption or transfer.

11.2	New Account

At any time following:

(a)	the Agent receiving notice (either actual or constructive) of any subsequent Security affecting the Charged Property; or

(b)	the Dissolution of the Company,

the Agent may open a new account in the name of the Company (whether or not it permits any existing account to continue). If the Agent does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the notice was received or was deemed to have been received or, as the case may be, the Dissolution commenced. Thereafter, all payments made by the Company to the Agent or received by the Agent for the account of the Company shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount secured by this Deed at the time when the Agent received or was deemed to have received such notice or, as the case may be, the Dissolution commenced.

11.3	Delegation

The Agent may delegate in any manner to any person any of the Rights which are for the time being exercisable by the Agent under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Agent may think fit.

12.	LIABILITY OF AGENT, DELEGATES AND NOMINEES

12.1	Possession

If the Agent or any Delegate or nominee shall take possession of the Charged Property, it may at any time relinquish such possession to the Company.

12.2	Agent’s Liability

The Agent shall not in any circumstances (whether by reason of taking possession of the Charged Property or for any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever):

(a)	be liable to account to the Company or any other person for anything except the Agent’s own actual receipts; or

(b)	be liable to the Company or any other person for any costs, charges, losses, damages, liabilities or expenses arising from any realisation of the Charged Property or from any exercise or non-exercise by the Agent of any right conferred upon it in relation to the Charged Property or from any act, default, omission or misconduct of the Agent, its officers, employees or agents of the Agent in relation to the Charged Property except to the extent that they shall be caused by the Agent’s own fraud, negligence or wilful misconduct or that of its officers, employees or agents.

12.3	Delegate’s and Nominee’s Liability

All provisions of Clause 12.2 shall apply, mutatis mutandis, in respect of the liability of any Delegate or nominee of the Agent or any officer, employee or agent of the Agent.

12.4	Indemnity

(a)	The Company shall indemnify, hold harmless and defend the Agent, each Lender, each L/C Issuer, each Receiver, each Delegate, each nominee, each manager and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to, arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding relating to the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Clause 12.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or wilful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, the Company waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person or any Indemnitee (subject to the proviso above in the immediately preceding sentence).

(b)	Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by the Agent or following the Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

For the avoidance of doubt, the rights to indemnification set out herein shall be in addition to and not in anyway in limitation of Section 9.5 (Costs and Expenses) of the Credit Agreement.

13.	PROTECTION OF THIRD PARTIES

13.1	No person dealing with the Agent or any Delegate shall be concerned to enquire whether any event has happened upon which any of the Rights conferred under or in connection with this Deed or the LPA are or may be exercisable, whether any consent, regulations, restrictions or directions relating to such Rights have been obtained or complied with or otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such Rights or as to the application of any money borrowed or raised or other proceeds of enforcement. All the protections to purchasers contained in sections 104 and 107 of the LPA or in any other legislation for the time being in force shall apply to any person purchasing from or dealing with the Agent or any Delegate.

13.2	The receipt of the Agent shall be an absolute and conclusive discharge to a purchaser and shall release him of any obligation to see to the application of any moneys paid to or at the direction of the Agent.

13.3	In Clauses 13.1 and 13.2, “purchaser” includes any person acquiring, for money or money’s worth, any Security over, or any other interest or right whatsoever in relation to, any of the Charged Property.

14.	CONTINUING SECURITY

The Charges shall be a continuing security for the Secured Obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account (whether or not any Secured Obligations remain outstanding thereafter) or any other matter or thing whatsoever including the intermediate satisfaction by any Borrower or the Company of the whole or any part of the Secured Obligations except only any release and discharge by the Agent of all the Charges pursuant to Clause 17.

15.	OTHER SECURITY

The Charges shall be in addition to and shall not be prejudiced by any other Security or any guarantee or indemnity or other document which the Agent or the other Secured Parties may at any time hold for the payment of the Secured Obligations.

16.	CHARGES NOT TO BE AFFECTED

Without prejudice to Clauses 14 and 15, neither the Charges nor the liability of the Company for the Secured Obligations shall be prejudiced or affected by:

(a)	any variation or amendment of, or waiver or release granted under or in connection with, any other Security or any guarantee or indemnity or other document;

(b)	time being given, or any other indulgence or concession being granted, by the Agent or the other Secured Parties to the Company or any other person;

(c)	any of the obligations of the Borrower (or the Company) under the Loan Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(d)	any failure to take, or fully to take, any Security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Borrower’s or the Company’s obligations under the Loan Documents;

(e)	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any such security taken in respect of any Borrower’s or the Company’s obligations under the Loan Documents;

(f)	the Dissolution of the Company or any other person;

(g)	any change in the constitution of the Company or any other person;

(h)	any amalgamation, merger or reconstruction that may be effected by the Agent with any other person or any sale or transfer of the whole or any part of the undertaking, property and assets of the Agent to any other person;

(i)	the existence of any claim, set-off or other right which the Company may have at any time against the Agent or any other person;

(j)	the making or absence of any demand for payment of any Secured Obligations on the Company or any other person, whether by the Agent or any other person;

(k)	any arrangement or compromise entered into by the Agent with the Company or any other person; or

(l)	any other thing done or omitted or neglected to be done by the Agent or any other person or any other dealing, fact, matter or thing which, but for this provision, might operate to prejudice or affect the liability of the Company for the Secured Obligations.

17.	RELEASE OF CHARGED PROPERTY

17.1	Release of Charged Property

(a)	At the time provided in subsection 8.10(b)(iii) of the Credit Agreement (or if the Agent is satisfied that Security or a guarantee for the Secured Obligations, in its absolute discretion, has been provided in substitution for the Charges created pursuant this Deed) then, the Agent shall, at the request and cost of the Company, execute such deeds and documents and do all such acts and things as may be necessary or reasonably requested to release the Charged Property from the Charges.

(b)	If the Agent shall be directed by the Company pursuant to subsection 8.10(b) of the Credit Agreement to release the Charged Property from the Charges, such Charged Property shall be released from the Charges created hereby to the extent provided under, and subject to the terms and conditions set forth in, subsection 8.10(b). In connection therewith, the Agent, at the request of the Company, shall execute and deliver to the Company such documents and take such other actions as the Company shall reasonably request to effect or evidence such release.

18.	POWER OF ATTORNEY

18.1	Appointment

The Company hereby appoints, irrevocably and by way of security, the Agent and any person nominated in writing by the Agent as attorney of the Company severally to be the attorney of the Company (with full powers of substitution and delegation), on its behalf and in its name or otherwise, at such time and in such manner as the attorney may think fit:

(a)	to do anything which the Company is or may be obliged to do (but has not done) under this Deed including, but without limitation, to complete and execute any documentation in respect of or relating to the transfer of Shares; and

(b)	generally to exercise all or any of the Rights conferred on the Agent in relation to the Charged Property or under or in connection with this Deed or the LPA.

18.2	Ratification

The Company covenants to ratify and confirm whatever any attorney shall lawfully do or purport to do in the exercise or purported exercise of the power of attorney pursuant to Clause 18.1.

19.	CURRENCY INDEMNITY

19.1	Currency Indemnity

If, under any applicable law, whether pursuant to a judgment against the Company or for any other reason (including without limitation the Dissolution of the Company), any payment under or in connection with this Deed is made or falls to be satisfied in a currency (the “Other Currency”) other than the currency in which the relevant payment is expressed to be payable (the “Required Currency”), then, to the extent that the payment actually received by the Agent (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the Agent to make the conversion on that date, at the rate of exchange as soon afterwards as it is practicable for the Agent to do so or, in the case of a Dissolution, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such Dissolution) falls short of the amount expressed to be due or payable under or in connection with this Deed (and without prejudice to Clause 12.4), the Company shall, as an original and independent obligation under this Deed, indemnify and hold the Agent harmless against the amount of such shortfall.

19.2	Rate of Exchange

For the purpose of clause 19.1, “rate of exchange” means the rate at which the Agent is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any commission, premium and other costs of exchange and Taxes payable in connection with such purchase.

20.	CERTIFICATE TO BE CONCLUSIVE EVIDENCE

For all purposes, including any Proceedings, a copy of a certificate signed by an officer of the Agent as to the amount of any indebtedness comprised in the Secured Obligations for the time being shall, in the absence of manifest error, be conclusive evidence against the Company as to the amount thereof.

21.	STAMP DUTY

The Company shall pay promptly, and in any event before any penalty becomes payable, all stamp, documentary and similar Taxes, if any, payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Deed or any other document referred to in this Deed, and shall indemnify the Agent against any liability with respect to, or resulting from any delay in paying or omission to pay, any such Tax.

22.	CONSENTS, VARIATIONS, WAIVERS AND RIGHTS

No consent, variation or waiver in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of the Agent. Any consent or waiver by the Agent under this Deed may be given subject to any conditions the Agent thinks fit and shall be effective only in the instance and for the purpose for which it is given. No failure by the Agent to exercise or delay in exercising any right provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right shall prevent any further or other exercise of the same or the exercise of any other right. No waiver of any such right shall constitute a waiver of any other right. The rights provided in this Deed are cumulative and not exclusive of any rights, provided by law.

23.	PARTIAL INVALIDITY

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, neither the legality, validity and enforceability in that jurisdiction of any other provision or part of this Deed, nor the legality, validity or enforceability in any other jurisdiction of that provision or part or of any other provision of this Deed, shall be affected or impaired.

24.	COUNTERPARTS

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and delivered, shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

25.	THIRD PARTIES

Except as otherwise provided in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

26.	LANGUAGE

All notices, certificates, documents, demands, requests, statements or other communications made, given or delivered between the parties pursuant to or in connection with this Deed shall be in writing and in the English language.

27.	DETERMINATIONS AND DISCRETIONS

Any right which may be exercised or any determination which the Agent may make under this Deed may be exercised or made in its absolute discretion.

28.	ASSIGNMENT

28.1	The Company shall not (whether by way of security or otherwise howsoever) be entitled to assign, grant an equitable interest in or transfer and declare itself a trustee of all or any of its rights, interests or obligations hereunder without the prior written consent of the Agent (save with respect to its rights and benefits which shall be assigned or to be assigned to the Agent under this Deed).

28.2	The Agent may at any time without the consent of the Company assign or transfer all or any part of its rights or interests under this Deed or the Charges to any person to whom any of its rights or interests may be assigned under the Credit Agreement.

29.	NOTICES

29.1	Any notice or other communication under this Deed:

(a)	shall be in writing in the English language;

(b)	shall be given in one of the ways referred to in Section 9.2 of the Credit Agreement (and shall be effective and be deemed to have been received as set out in Section 9.2(b) of the Credit Agreement); and

(c)	shall be sent to the party to whom it is to be given at the applicable address or number, and marked for the attention, if any, set forth on the applicable signature page of the Credit Agreement.

29.2	A party may, by notice to the other, change the address, fax number, and marking details for notices or other communications to be given to it under this Agreement. The change shall take effect on the date stated in the notice or, if later or if no date is issued, on the date which is seven calendar days after the notice is deemed given under Clause 29.1.

30.	TRUST

30.1	The Agent shall hold the benefit of the covenants and Charges given by the Company in this Deed upon trust for the Secured Parties in accordance with their respective rights hereunder.

30.2	The perpetuity period for any trust created by this Deed shall be 80 years.

31.	AGENT FOR SERVICE

31.1	The Company irrevocably appoints Constar International U.K. Limited (“Original Process Agent”) of Moor Lane Trading Estate, Sherburn in Elmet, North Yorkshire LS25 6ES to be its process agent to accept on its behalf service of any writ, summons, claim form, order, judgment or other process issued out of the courts of England and Wales/document relating to or in connection with any Proceedings (“Service Document”) in connection with Proceedings in England and Wales. If the Original Process Agent (or any replacement agent appointed pursuant to this sub-Clause) at any time ceases for any reason to act as such or ceases to have an address for service in England or Wales, the Company shall promptly appoint a replacement process agent to accept such service having an address for service in England or Wales and shall notify the Agent of the name and address of the replacement agent. Failing such appointment and notification, the Agent shall be entitled by notice to the Company to appoint such a replacement agent to act as process agent on the Company’s behalf. In this Agreement “Replacement Process Agent” means any replacement agent so appointed by the Company and whose name and address has been so notified, or who has been so appointed by the Agent.

31.2	The Company irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on the Original Process Agent or, if there is a Replacement Process Agent, the Replacement Process Agent.

31.3	Any Service Document served pursuant to this Clause 31 shall be marked for the attention of an officer of the Original Process Agent (or, if there is a Replacement Process Agent, of the Replacement Process Agent) at the Process Address and left at or sent by first class post to the Process Address. A copy of any Service Document served pursuant to this Clause 31 shall be sent by post to the Company, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document. In this Agreement “Process Address” means the Original Process Agent’s address given in Clause 31.1 above or, if there is a Replacement Process Agent, the Replacement Process Agent’s address referred to in Clause 31.1 or such other address within England or Wales of the Original Process Agent or of any Replacement Process Agent appointed by the Company as may be notified to Agent.

32.	GOVERNING LAW AND JURISDICTION

32.1	This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

32.2	Each party irrevocably agrees that:

(a)	for the exclusive benefit of the Agent, the English courts have exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(b)	any Proceedings may be taken in the English courts; and

(c)	any judgment in Proceedings taken in the English courts shall be conclusive and binding on it and may be enforced in any other jurisdiction.

32.3	Nothing in this Clause 32 shall limit the Agent’s right to take Proceedings against the Company in any other jurisdiction or in more than one jurisdiction concurrently (to the extent allowed by law).

32.4	The Company also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 32, and agrees that any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

SCHEDULE 1

Name of Company	Shares	Registered holder(s) at the date hereof
Constar International U.K. Limited	22,440,002 shares of £1 each	Constar Foreign Holdings, Inc.

SCHEDULE 2

Company number: 02407933

THE COMPANIES ACT 2006

WRITTEN RESOLUTIONS

of

CONSTAR INTERNATIONAL U.K. LIMITED (the “Company”)

Made pursuant to Chapter 2 of Part 13 of the Companies Act 2006

Circulation Date        [            ] 2010

WHEREAS reference is made to a proposal by the Company to enter into a credit agreement for US$75,000,000 to be dated on or around [            ] 2010 (the “Credit Agreement”) between Constar, Inc. (as Borrower), the Company and the other Credit Parties signatory thereto (as Credit Parties (as defined therein)), the Lenders (as defined therein) and General Electric Capital Corporation (the “Agent”). Pursuant to the Credit Agreement, the Company proposes to enter into (i) a guarantee (the “Guarantee”) under which the Company will guarantee to the Agent and the other Secured Parties the performance by each of the Credit Parties of its obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and (ii) a deed of charge and assignment (the “Deed of Charge”) evidencing its grant of a security interest in substantially all of its property in favour of the Agent for the benefit of the Secured Parties.

We, the undersigned, being the holder of all of the issued share capital of the Company and being a member who would on the above-stated date be entitled to attend and vote at a general meeting of the Company, AGREE AND RESOLVE THAT:

Special Resolutions

1.	It being a condition to the provision of funding to the Borrower that the Company execute the Credit Agreement, the Guarantee, the Deed of Charge and any other Loan Document to which the Company is a party, drafts of which we have received, we hereby approve and authorise the entry into the Credit Agreement and the giving of the Guarantee, the entry into the Deed of Charge and the entry into any other Loan Document to which the Company is a party.

2.	The lien referred to in Regulation 8 of Table A as incorporated into the Articles of Association of the Company shall not apply to any share registered in the name of any bank or institution to whom such shares have been charged by way of security, or by or in favour of any assigned nominee of such a bank or institution.

Duly authorised for and on behalf of

CONSTAR FOREIGN HOLDINGS, INC.

Date:

A copy of these resolutions was sent to the Company’s auditors, [    ], pursuant to section 502 Companies Act 2006.

ACCOMPANYING STATEMENT TO WRITTEN RESOLUTIONS

of

CONSTAR INTERNATIONAL U.K. LIMITED

Made pursuant to Chapter 2 of Part 13 of the Companies Act 2006

1.	You can choose to pass both these Special Resolutions but you cannot agree to pass only one of them. If you agree with the resolutions, please indicate your agreement by signing and dating the enclosed written resolutions where indicated and return the signed resolutions to the Company. If you do not agree to the written resolutions you do not need to do anything. You will not be deemed to agree if you fail to reply.

2.	Once you have indicated your agreement to the resolutions, you are not able to revoke your agreement.

3.	If the Company has received insufficient agreement from the member for the resolutions to pass by the date which is 28 days from the circulation date of these resolutions, the resolutions will lapse.

If you are signing the written resolutions on behalf of the member under a power of attorney or other authority please enclose a copy of the relevant power of attorney or authority when returning this document.

IN WITNESS WHEREOF the Company and the Agent have executed and delivered this document as a Deed the day and year first before written.

EXECUTED as a DEED by	)
CONSTAR FOREIGN HOLDINGS, INC.	)
a Delaware Corporation,	)
acting by	)
)
being a person who,	)
in accordance with the laws	)
of that territory, is	)
acting under the authority	)
of the corporation	) /s/ J. Mark Borseth Authorised Signatory

in the presence of:	) /s/ Angela Sirianni Witness
)
Name:	)Angela Sirianni
)
Occupation:	)Paralegal & Corporate Librarian
)
Address	)One Crown Way Philadelphia, PA 19154

EXECUTED as a DEED by
GENERAL ELECTRIC CAPITAL	)
CORPORATION	)
a Delaware Corporation,	)
acting by	)
)
being a person who,	)
in accordance with the laws	)
of that territory, is	)
acting under the authority	)
of the corporation	) /s/ Thomas Morante Authorised Signatory

in the presence of:	) /s/ Stephen Purvis Witness
)
Name:	)Stephen Purvis
)
Occupation:	)Assistant Vice President
)
Address	)299 Park Avenue, New York, NY 10171